UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2011
Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 240-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 5, 2011, Impax Laboratories, Inc. (the “Company”) and Charles V. Hildenbrand, the former Senior Vice President, Operations of the Company, signed a Confidential Separation and Release Agreement pursuant to which the Company agreed to pay Mr. Hildenbrand, provided he is not in default of any of the provisions of the separation agreement, (i) severance payments equal to $790,434.50, payable in equal installments on the Company’s normal payroll dates for a period of 12 months, and (ii) his COBRA premiums (including dependent coverage, if applicable) through and including June 30, 2012; provided that the Company will cease paying such premiums if Mr. Hildenbrand becomes eligible for group health insurance coverage through a new employer or Mr. Hildenbrand (or his dependents, as applicable) ceases to be eligible for COBRA continuation coverage. If Mr. Hildenbrand violates any of his obligations under the separation agreement, the Company may at its option terminate Mr. Hildenbrand’s rights to any severance payments or COBRA premiums and seek repayment of all severance payments and COBRA premiums received by Mr. Hildenbrand. The separation agreement also contains a release of claims provision, confidentiality and cooperation provisions and non-disparagement covenants. Mr. Hildenbrand has seven days in which to revoke his acceptance of the separation agreement. If he does not revoke his acceptance, the separation agreement shall become effective the day after the seven day revocation period.
The foregoing summary of the separation agreement is not intended to be complete and is qualified in its entirety by reference to the Confidential Separation and Release Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed herewith.

Exhibit No.	Description
10.1	Confidential Separation and Release Agreement, dated July 5, 2011, by and between Charles V. Hildenbrand and Impax Laboratories, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2011	IMPAX LABORATORIES, INC.

	By:	/s/ Arthur A. Koch, Jr.

		Name:	Arthur A. Koch, Jr.
		Title:	Executive Vice President, Finance, and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Confidential Separation and Release Agreement, dated July 5, 2011, by and between Charles V. Hildenbrand and Impax Laboratories, Inc.